EXHIBIT 23.2

Notice Regarding Consent of Arthur Andersen LLP

     On July 2, 2002, SurModics, Inc. (the “Company”) filed a Current Report on Form 8-K reporting that on June 28, 2002 the Company discontinued the engagement of Arthur Andersen LLP (“Andersen”) as its independent auditors and engaged Deloitte & Touche LLP as new independent auditors for fiscal 2002. This Annual Report on Form 10-K, which includes the report of Andersen on the Company’s consolidated balance sheets as of September 30, 2001 and 2000, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the three years in the period ended September 30, 2001, is incorporated by reference into the Company’s previously filed Registration Statements on Form S-8, File Nos. 333-104258, 333-64171, 333-64173, 333-79741, and 333-54266 (collectively, the “Registration Statements”).

     After reasonable efforts, the Company has been unable to obtain Andersen’s consent to incorporate by reference into the Registration Statements its audit report with respect to the financial statements of the Company as of September 30, 2001 and for the period then ended. Under these circumstances, Rule 437(a) under the Securities Act of 1933, as amended, permits the Company to file this Form 10-K without such consent from Andersen. The absence of such consent may limit recovery by investors on certain claims, including the inability of investors to assert claims against Andersen under Section 11 of the Securities Act of 1933, as amended, for any untrue statements of a material fact contained, or any omissions to state a material fact required to be stated, in those audited financial statements. In addition, the ability of Andersen to satisfy any claims (including claims arising from Andersen’s provision of auditing and other services to the Company) may be limited as a practical matter due to Andersen ceasing operations.

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